EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of January 29, 2009

BETWEEN:

SKINVISIBLE PHARMACEUTICALS, INC.
6320 S. Sandhill Rd., Suite 10
Las Vegas, Nevada 89120
(The “Corporation”)
OF THE FIRST PART

AND
TERRY HOWLETT
356 Vincents Hollow Circle
                                Henderson, Nevada 89052
(The “Employee”, “Him”, “His”, “He”)

OF THE SECOND PART

WHEREAS:

A.	The Company and the Employee (“Parties”) have agreed to enter into this Agreement (“Agreement”) relating to the employment of the Employee by the Company.

B.	The Employee has agreed to provide such services as an Employee upon the terms and conditions hereinafter set forth.

NOW THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements herein contained, the Parties hereto agree as follows:

1.	Engagement of Employee

1.1	The Corporation hereby engages the Employee as President & CEO of the Corporation and the Employee hereby accepts such employment.

1.2
The Employee shall perform all such acts and do all such things as and when the same may be necessary to properly and efficiently carry out the duties of President & CEO of the Corporation which duties shall include but shall not be limited to:

i.	advising the Board of Directors on business development issues, opportunities and direction;

ii.	exercising general direction and supervision over all activities of the Corporation;

iii.	generally at all times abiding by all lawful directions given Him by the Board of Directors of the Corporation.

1.3
The Employee shall at all times use His best effort to advance the interests of the Corporation, and shall faithfully, industriously, and to the best of His abilities; act as an Employee of the Corporation in accordance with the terms and conditions of this Agreement.

1.4	The Employee warrants and represents to the Corporation that He is not party to any agreement or subject to any court order, which would prevent the Employee from providing the services.

2.	Remuneration

2.1
Salary. The Company shall pay the Employee a gross salary (before standard deductions) of $160,000 per year (the “Salary”) in consideration of the duties performed by the Employee. The Company shall make all payments in respect of the Salary to the Employee in equal installments on a bi-monthly basis commencing on the first payroll date of the Company after the date hereof.  The Employee’s Salary shall be reviewed on an annual basis in each year of this Agreement during the term of this Agreement beginning January 1, 2010.

2.2	Bonus. The Employee will be eligible to receive a company incentive bonus (“Bonus”) for the following:

i.	For any product or technology license fee, the Employee will receive 1% on any amounts less than or equal to $1 million and ½ % on any balance and;

ii.	If no license fee is paid, the Employee will receive 1% of royalty fees and;

iii.	The Employee will receive 1% of all financing and loans generated for the Company not exceeding 50% of his Salary and;

iv.	If the Company is acquired (“Change of Control”), as defined in Section 4.5, the Employee shall receive a bonus of 1% of the acquisition price of the Company;

v.	All Bonuses will be paid within 15 days of receipt of payment (“Payment Date”) and;

vi.
The Employee has the option to convert the Bonus to common shares, free from any restrictions, equivalent to the average closing share price on the 5 (five) days preceding the Payment Date less a discount of 10% and;

vii.	The Bonus described in Section 2.2 will cease upon termination of this agreement.

2.3
Benefit Programs.  The Employee will receive such benefits and awards, including without limitation stock options and restricted share awards, as the Board shall determine and will be eligible to participate in all Employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company.

2.4
Expenses.  The Company shall reimburse the Employee for reasonable travelling and other expenses actually and properly incurred by the Employee in carrying out His duties hereunder, provided that proper receipts, invoices or vouchers supplied to the Company, support such expenses.  The Company will provide the Employee with an automobile to be leased and the Company will reimburse the Employee for reasonable automobile expenses. The company shall also reimburse the Employee for living expenses not to exceed $2,000 per month.

2.5
Vacation.  The Employee agrees to perform His duties on a continuous and full-time basis, provided that the Employee shall be entitled on reasonable prior written notice to 4 (four) weeks annual vacation during each year of the term of this Agreement. In the event the Employee is not able to take the vacation as earned He may elect to receive the vacation time in pay or extend to the next year.

3.	Term of Employment

3.1
The Company agrees to continue to employ the Employee, and the Employee agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement, for the period set forth below (“Employment Period”).

3.2
The Employment period under this Agreement shall commence as of January 1, 2009 and, subject only to the provisions of Section 4, below relating to termination of employment, shall continue until (i) close of business December 31st, 2012 or (ii) such later date as shall result from the operation of subparagraph (3.3) below (“Terminal Date”).

3.3
Commencing on January 1, 2009 and on the first business day of each month thereafter (such date and each such first business day, “Renewal Date”) the Terminal Date set forth in subparagraph (3.2) above shall be extended so as to occur thirty six (36) months from the Renewal Date unless either the Company or the Employee shall have given written notice to the other Party on or before such Renewal Date that the Terminal Date is not to be extended.

3.4
The Company agrees that during the term of employment it will not transfer the employee to any other location further than 50 miles from the existing location. Any such relocation would be a Company breach of this Agreement and the Company would be liable to pay the Employment Agreement in full as if the Employee had worked until the expiration date.

4.	Termination of Employment.

4.1
Resignation.  The Employee may terminate His employment at any time and for any reason by giving the Company a written notice of termination to that effect at least 60 days before the date of termination.  Employee shall be entitled to receive (i) His base salary pursuant to Section 2 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 2.4.

4.2
Termination by the Company Other Than For Cause.  The Company may terminate the Employee’s employment at any time and for any reason by giving Him written notice of termination to that effect at least 90 days before the date of termination. In the event the Company terminates the Employee’s employment for any reason other than for Cause, the Employee shall be entitled to the benefits described in Section 4.6.

4.3
Termination for Cause.  The Company may terminate the Employee’s employment for Cause if, (i) the Employee willfully, substantially and continually fails to perform the duties for which He is employed by the Company, (ii) the Employee willfully fails to comply with the reasonable instructions of the Board of Directors, (iii) the Employee willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company, (iv) the Employee willfully engages in the act of acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company, (v) the Employee is convicted of a felony, (vi) the Employee engages in an act or acts of gross malfeasance in connection with His employment hereunder, or (vii) the Employee commits a material breach of the confidentiality provision set forth in Section 6, The Company shall exercise its right to terminate the Employee’s employment for Cause by giving Him written notice of termination specifying in reasonable detail the circumstances constituting such Cause.  In the event of such termination of the Employee’s employment for Cause, the Employee shall be entitled to receive (i) His base salary pursuant to Section 2 and other compensation and benefits to the extent actually earned pursuant to this Agreement of any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owed under the reimbursement policy of Section 2.4.

4.4
Termination for Good Reason.  The Employee may terminate His employment for Good Reason by giving the Company a written notice of termination at least 60 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason within 3 months after the occurrence of such event.  In the event of the Employee’s termination of His employment for Good Reason, the Employee shall be entitled to the Severance defined in Section 4.6.  For purposes of this Agreement, Good Reason shall mean: (i) a significant reduction in the scope of the Employee’s authority, functions, duties or responsibilities from that which is contemplated by the Agreement, (ii) the Employee being required to report directly to someone other than the Board of Directors, (iii) the relocation of the Employee’s office location to a location more than 50 miles away from the Employee’s principal place of employment on Oct. 1st, 2008, (iv) any reduction in the Employee’s base salary, or (v) a significant reduction in the Employee benefits provided to the Employee other than in connection with an across-the-Board reduction similarly affecting substantially all senior executives of the Company.

4.5
Termination Due to Change of Control. In the event of a change of control of the Company, as set forth below, the Employee may at any time during a 12 month period following a change of control, elect to terminate His employment with the Company and the Employee shall be entitled to the Severance defined in Section 4.6.  A “Change of Control” of the Company shall be deemed to have occurred in (a) any person or persons acting together which would constitute a “group” for purposes of Section 13 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any subsidiary of the Company, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 51% of the total voting power of capital stock of the Company entitled to vote generally in the election of the Board and such voting power exceeds the then current voting power; (b) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an Agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (d) the shareholders of the Company approve an Agreement (or Agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

4.6
Severance.  If, following Termination by the Company Other Than For Cause, or where a Change of Control has occurred and the Employee elects to terminate His employment during the 12 months following a Change in Control, the Employee shall be entitled to the following (“Severance”):

i.
The Company shall pay to the Employee His base salary pursuant to Section 2 and any other compensation and benefits to the extent actually earned by the Employee under the Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

ii.	The Company shall pay the Employee any reimbursement amounts owing under Section 2.4.

iii.
The Company shall pay to the Employee as a severance benefit an amount equal to two (2) times the sum of (i) His annual rate of base salary immediately preceding His termination of employment, and (ii) the average of His three highest annual Bonuses earned for any of the three calendar years preceding His termination of employment (or, as the Bonus Plan is less than 3 years old, the average of such Bonuses for all of the calendar years for which the Employee was eligible), with any deferred Bonuses counting for the year earned rather than the year paid.  Such severance benefit shall be paid in a lump sum within 45 days after the date of such termination of employment.

iv.	The Employee’s total outstanding and unvested stock and/or options shall at the date of termination be deemed 100% vested.

5.
Entitlement to Other Benefits.  Except as otherwise provided in the Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or His spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

6.	Confidential Information. The Employee hereby acknowledges that He has signed an Employee Confidentiality Agreement, and is bound by that Agreement.

7.
Indemnification.  The Company shall indemnify and hold the Employee harmless to the fullest extent legally permissible under the laws of the State of Nevada, against any and all expenses, liabilities and losses (including attorney’s fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by Him by reason of any claim or cause of action asserted against the Employee because of His service at any time as a Employee of the Company.  The Company shall advance to the Employee the amount of His expenses incurred in connection with any proceeding relating to such service to the fullest extent legally permissible under the laws of the State of Nevada. Notwithstanding the foregoing, the Company’s obligations pursuant to this Section 7 shall not apply in the case of any claim or cause of action by or in the right of the Company or any subsidiary thereof.

8.
No Duty to Seek Employment.  The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment.

9.
Deductions and Withholding.  All amounts payable or which become payable under any provision of the Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

10.
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada which shall be deemed to be the proper law hereof.  The courts of Nevada shall have jurisdiction (but not exclusive jurisdiction) to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with the construction, breach, or alleged, threatened of anticipated breach of this Agreement, and shall have jurisdiction to hear and determine all questions as validity, existence or enforceability thereof.

11.
Notice. The validity notice required to be given by one Party to the other Party hereunder will be deemed effected if hand delivered (receipt signature required) or by registered mail to the Company and to the Employee as may be stated in a notice given as herein before provided.

12.
Severability. If any one or more of the provisions contained in the Agreement itself to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

13.
Successors and Assigns.  The Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns.  To the extent that Company’s obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the “Company” for purposes of this Agreement. Other than as contemplated by this Agreement, the Employee may not assign His rights or duties under this Agreement.

14.
Continuing Effect.  Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of the Parties, including the obligations referred to in Sections 8, 11, hereof, will survive any termination or expiration of the term of this Agreement.

15.
Entire Agreement. The Agreement constitutes the entire Agreement between the Parties and supersedes any and all other Agreements and understandings between the Parties in respect of the matters addressed in the Agreement, unless otherwise specified with in this Agreement.

16.
Amendment and Waiver.  No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment waiver or consent was given.

17.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SKINVISIBLE PHARMACEUTICALS, INC.

By its authorized signatory:

/s/ Greg McCartney	/s/ Brian Piwek
Greg McCartney	Brian Piwek
Director	Director

SIGNED, SEALED AND DELIVERED
By: Terry Howlett
In the presence of:

/s/ Brian Piwek	/s/ Terry Howlett
Terry Howlett